80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT:     MedAire, Inc.

JILL DRAKE

480-333-3700

jdrake@medaire.com

 FOR IMMEDIATE RELEASE

MAS Launches ‘Medical Inventory Control System’

Patent-pending system streamlines tracking of onboard expirable medications for commercial shipping vessels

TEMPE, Ariz. (April 6, 2007) – MAS, a service of MedAire – the global provider of remote medical expertise, education, and equipment (ASX Code: MDE) – has launched the patent-pending Medical Inventory Control System™ designed to save Commercial Shipping Captains and Chief Mates time, money and frustration by eliminating multiple inventory reviews, tracking of pharmaceutical expiration dates and ordering multiple line-items throughout the year. The Medical Inventory Control System contains a one-year supply of expirable pharmaceuticals for commercial shipping vessels.

MAS will help vessels, tankers and cargo ships establish uniformity in tracking their onboard medications and streamline the purchasing process of duplicate orders that often occur due to crew changes and overlooked inventory during reviews. When a ship’s medications are set to expire, MAS notifies the vessel’s management, sends a replacement system and enables the vessel to return their existing system with a pre-paid shipping label.

Delivered directly to the ship in a 30 inch x 30 inch container, the Medical Inventory Control System is a series of nine color-coded medical kits that reflects nine maritime-specific medical categories: cardiac, dermatological, endocrine, gastrointestinal, genitourinary, pulmonary, head/eyes/ear/nose/throat, infectious disease and multi-use pharmacy. Each System is based on the most recent version of the MAS Transocean or Coastal medical equipment formulary, designed to provide the vessel operator with the latest recommendations and advances in maritime medical care.

“The Medical Inventory Control System allows ships to eliminate quarterly inventory reviews and ordering multiple line-items throughout the year,” said MedAire CEO, James A. Williams. “This system equates to a savings of time and money because the fixed annual rate eliminates fluctuations in pharmaceutical costs throughout the year.”

The Medical Inventory Control System is offered in two formats, based on a ship’s operational profile: the Transocean for bluewater vessels operating on all oceans, and the Coastal for vessels undertaking coastal voyages and periodic transocean trips. Two upgrade options that build on the Coastal kit contents are also available for vessels, tankers and cargo ships that perform only occasional transocean voyages.

About MedAire and MAS
Since 1986, MedAire has provided a life-saving solution of remote medical expertise, education, and equipment for travelers in the aviation and maritime industries.  The company acquired Medical Advisory Systems (MAS) in 2000 and provides life-saving solution includes 24/7/365 direct telephonic access to board-certified physicians, medical education and medical kits and defibrillators. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

###